Exhibit 99.1

FOR IMMEDIATE RELEASE
Pamela M. Murphy
Vice President, Investor Relations & Corporate Communications
(302) 498-6944

Incyte Announces Second Quarter Financial Results

Provides Update on Drug Discovery and Development Programs

Conference Call and Webcast Scheduled for 8:30 a.m. ET Today

WILMINGTON, Del.—July 27, 2006—Incyte Corporation (Nasdaq:INCY) today announced its financial results for the second quarter 2006 and reported on the Company’s most advanced drug discovery and development programs.

Recent developments include:

•                  Initiation of Phase I testing in healthy volunteers of an internally developed oral CCR5 antagonist, INCB9471, for treatment of HIV.

•                  Initiation of Phase I testing in healthy volunteers of an internally developed oral inhibitor of 11-beta hydroxysteroid dehydrogenase type 1, INCB13739, a potential new medicine for Type 2 diabetes.

•                  Continued progress with several internally developed compounds that are expected to advance into clinical development including INCB8696, an oral CCR2 antagonist for multiple sclerosis, and two additional compounds, one in inflammation and a second in oncology.

•                  Election of two new members to Incyte’s Board of Directors: John Niblack, Ph.D., former Pfizer Inc Vice Chairman and President of Global Research and Development, and Matthew Emmens, Chief Executive Officer of Shire plc, a global specialty pharmaceuticals company.

Paul Friedman, MD, Incyte’s President and Chief Executive Officer stated, “If our programs progress as we expect they will over the next twelve months, Incyte could have up to six compounds in Phase II clinical development and multiple opportunities to demonstrate the potential value of our drug discovery and development efforts.”

Financial Results

Cash Position
As of June 30, 2006, cash, short-term and long-term marketable securities totaled $352.7 million, compared to $345.0 million as of December 31, 2005.

During the six months ended June 30, 2006, the Company used $44.6 million in cash and marketable securities, excluding the following:

•                  $40 million upfront payment received from Incyte’s collaborative research and license agreement with Pfizer;

•                  $10 million received through the purchase of a Convertible Subordinated Note by Pfizer in connection with Incyte’s collaborative research and license agreement; and

•                  $2.3 million resulting from the increased market value of a strategic investment included in marketable securities.

The Company expects to use between $88 and $95 million in cash in 2006.  This cash use range is unchanged from previous guidance and excludes any possible in-licenses or purchases of products, the repurchase of any of its 5.5% Convertible Subordinated Notes, any activity related to its strategic investments and any funds received from its collaboration with Pfizer.

Revenues
Revenues for the quarter ended June 30, 2006 were $6.9 million, as compared to $2.7 million for the same period in 2005.  Revenues for the six months ended June 30, 2006 were $13.3 million, as compared to $5.6 million for the same period in 2005.  The increase was the result of revenues recognized under Incyte’s collaborative research and license agreement with Pfizer.

Net Loss
The net loss for the quarter ended June 30, 2006 was $20.5 million, or $0.24 per share, as compared to $25.1 million, or $0.30 per share, for the same period in 2005.  Included in the net loss for the quarter ended June 30, 2006 was the following:

•                  $1.3 million charge recorded in interest and other income, net as a result of a write-down related to the reduced market valuation of a strategic investment that Incyte holds in another company;

•                  $3.4 million charge recorded in other operating expenses related to the settlement of litigation with Invitrogen Corporation related to Incyte’s discontinued genomic information business.  This settlement resolves all outstanding claims included in the litigation; and

•                  $2.3 million of non-cash expense related to the impact of expensing share-based payments, including employee stock options.

Included in the net loss for the quarter ended June 30, 2005 was a $2.8 million gain from the sale of a strategic investment recorded in interest and other income, net.

The net loss for the six months ended June 30, 2006 was $37.8 million or $0.45 per share, as compared to $45.3 million or $0.54 per share, for the same period in 2005.  Included in the net loss for the six months ended June 30, 2006 was the following:

•                  $5.5 million gain from the sale of a portion of a strategic investment, recorded in the first quarter of 2006 in interest and other income, net; and

•                  $4.6 million of non-cash expense for the six months ended June 30, 2006, related to the impact of expensing share-based payments, including employee stock options.

Operating Expenses
Research and development expenses for the quarter ended June 30, 2006 were $19.7 million, as compared to $26.6 million for the same period last year.  Included in research and development expenses for the quarter ended June 30, 2006 was a non-cash expense of $1.4 million related to the impact of expensing share-based payments, including employee stock options.  The decrease in research and development expenses results from the Company’s collaborative research and license agreement with Pfizer and the decision in April 2006 to terminate the development of its DFC program.  Research and development expenses for the six months ended June 30, 2006 were $44.5 million, as compared to $44.3 million for the same period last year.  Included in research and development expenses for the six months ended June 30, 2006 was a non-cash expense of $2.9 million related to the impact of expensing share-based payments, including employee stock options.  The Company expects its research and development expenses to vary from quarter to quarter, primarily due to the timing of its clinical development activities.

Selling, general and administrative expenses for the quarter ended June 30, 2006 were $3.4 million, as compared to $2.7 million for the same period last year.  Included in selling, general and administrative expenses for the quarter ended June 30, 2006 was a non-cash expense of $0.9 million related to the impact of expensing share-based payments, including employee stock options.  Selling, general and administrative expenses for the six months ended June 30, 2006 were $7.3 million, as compared to $5.5 million for the same period last year.  Included in selling, general and administrative expenses for the six months ended June 30, 2006 was a non-cash expense of $1.7 million related to the impact of expensing share-based payments, including employee stock options.

Interest Income (Expense)
Interest income for the three and six months ended June 30, 2006 was $4.0 million and $7.3 million, respectively, as compared to $2.6 million and $4.8 million for the comparable periods last year.  Interest expense for the three and six months ended June 30, 2006 was $3.9 million and $7.8 million, respectively, as compared to $4.1 million and $8.4 million for the comparable periods last year.  Due to higher average cash balances and higher yields on its investment portfolio, the Company is increasing its 2006 interest income guidance from $8.0 to $9.0 million to $11.0 to $12.0 million.

Update on Drug Discovery and Development

Oncology Portfolio

Sheddase Inhibitor
Our lead clinical compound, INCB7839, is in a Phase Ib/IIa rising dose trial involving refractory cancer patients with solid tumors.  The primary objectives for this trial are to establish the maximum tolerated dose and to select a dose for use in Phase II studies scheduled to start later this year and early next year.  In the Phase II trials we expect to focus on specific solid tumor types such as breast, NSCLC, and/or colon cancer.

New Program
We have identified a lead development candidate for a second oncology program.  Provided the compound successfully completes preclinical toxicology testing, we expect to file an Investigational New Drug Application (IND) for this compound by year-end.

Inflammation Portfolio

CCR2 Antagonist Program
Under our collaborative research and license agreement with Pfizer, we have retained exclusive worldwide rights to certain CCR2 antagonist compounds for multiple sclerosis (MS) and a second indication which, for competitive reasons, we have not disclosed.

We expect to complete IND-enabling studies in the second half of 2006 and begin a Phase I trial in healthy volunteers for our lead compound, INCB8696, early next year followed by a Phase II trial in MS patients.

New Program
We have a lead compound in preclinical development from a second inflammation program.  We expect to complete IND-enabling studies for this compound by year-end and begin Phase I testing early next year.

HIV Opportunity

CCR5 Antagonist
In May, we initiated Phase I testing in healthy volunteers for our oral CCR5 antagonist compound, INCB9471, and expect to initiate a Phase IIa trial in treatment-experienced HIV patients in October of this year.  In parallel with the development of INCB9471, we are moving a second CCR5 compound, INCB15050, forward.  This compound is expected to complete IND-enabling toxicology studies later this year.

Diabetes Opportunity

11-beta hydroxysteroid dehydrogenase type 1 (11ßHSD1) Program
We initiated Phase I testing for INCB13739 in June and expect to complete the single- and multiple-dose Phase I trials for this compound in the third quarter.  In addition to safety and tolerability, the Phase I program will include an assessment of the ability of INCB13739 to inhibit 11ßHSD1 activity in adipose tissue.  Recently published data suggest that 11ßHSD1-mediated production of cortisol within metabolically important tissues such as adipose may play a key role in regulating the body’s resistance to insulin in people with Type 2 diabetes.  We expect to initiate a one-month Phase IIa study in Type 2 diabetic patients either later this year or in January of 2007 which will allow us to evaluate the effect of this compound on glucose production and insulin sensitivity.

Conference Call Information

Incyte will host a conference call on Thursday, July 27, 2006 at 8:30 a.m. ET to discuss the news contained in this release.  The domestic dial-in number is 877-692-2592 and the international dial-in number is 973-935-8599.  The conference ID number is 7610686.

If you are unable to participate, a replay of the conference call will be available for thirty days.  The replay dial-in number for the U.S. is 877-519-4471 and the dial-in number for international callers is 973-341-3080.  The replay pin number is 7610686.

The conference call will also be webcast live and can be accessed at www.incyte.com under Investor Relations, Events and Webcasts.

About Incyte

Incyte Corporation is a Wilmington, Delaware-based drug discovery and development company with a growing pipeline of novel oral compounds to treat cancer, inflammation, HIV and diabetes.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements with respect to expectations of advancing Incyte’s preclinical and clinical compounds, expectations for the timing of the initiation of Phase IIa clinical trials for Incyte’s CCR5 antagonist compound INCB9471 and regarding the potential competitiveness of this compound, expectations regarding the timing of completion of IND-enabling studies for Incyte’s CCR5 antagonist compound INCB15050, expectations regarding the timing of initiation and completion of IND-enabling studies, Phase I and Phase II clinical trials for the CCR2 antagonist for the treatment of multiple sclerosis, expectations regarding the timing of completion of IND-enabling studies and initiation of Phase I clinical trials for the new inflammation compound in preclinical development, the plans and expectations for our Phase I/II and Phase II trials for Incyte’s lead sheddase inhibitor compound, expectations for the timing of filing of an IND for Incyte’s new development candidate for cancer, the expected utility and plans and timing for the completion of Phase I and initiation of Phase IIa clinical testing of INCB13739, the positioning of the Company for growth from internal programs, expectations regarding the Company’s research and development expenses and interest income, and expectations of the Company’s cash use,  are all forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the high degree of risk associated with drug development and clinical trials, results of further research and development, the impact of competition and of technological advances and the ability of Incyte to compete against parties with greater financial or other resources, unanticipated delays, unanticipated cash requirements and the ability to raise additional capital, the ability to implement technological improvements, Incyte’s ability to enroll a sufficient number of patients for its clinical trials, and other risks detailed from time to time in Incyte’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.  Incyte disclaims any intent or obligation to update these forward-looking statements.

INCYTE CORPORATION
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Contract revenues	$6,292	$—	$11,821	$—
License and royalty revenues	563	2,676	1,499	5,591

Total revenues	6,855	2,676	13,320	5,591

Costs and expenses:
Research and development	19,724	26,556	44,481	44,320
Selling, general and administrative	3,421	2,734	7,297	5,534
Other expenses	2,890	446	3,091	789

Total costs and expenses	26,035	29,736	54,869	50,643

Loss from operations	(19,180)	(27,060)	(41,549)	(45,052)
Interest and other income, net	2,596	5,420	11,482	7,571
Interest expense	(3,891)	(4,130)	(7,750)	(8,447)
Gain on repurchase of convertible subordinated notes	-	421	-	421
Gain (loss) on certain derivative financial instruments, net	(45)	39	(9)	(87)
Loss from continuing operations before income taxes	(20,520)	(25,310)	(37,826)	(45,594)
Provision for income taxes	—	(156)	—	(156)
Loss from continuing operations	(20,520)	(25,154)	(37,826)	(45,438)
Income from discontinued operations	—	9	—	162
Net loss	$(20,520)	$(25,145)	$(37,826)	$(45,276)

Basic and diluted net loss per share:
Continuing operations	$(0.24)	$(0.30)	$(0.45)	$(0.54)
Discontinued operations	—	—	—	—
	$(0.24)	$(0.30)	$(0.45)	$(0.54)
Shares used in computing basic and diluted net loss per share	83,786	83,303	83,706	83,176

INCYTE CORPORATION
Condensed Consolidated Balance Sheet Data
(in thousands)

	June 30, 2006	December 31, 2005
Cash, cash equivalents, and marketable securities	$352,653	$344,971
Total assets	375,112	374,108
Convertible subordinated notes	348,673	341,862
Total stockholders’ deficit	(54,725)	(19,397)